EXHIBIT 11

                   THE DIANA CORPORATION AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                 Fiscal Year Ended
                                                 -----------------
                                           March 30,   April 1,  April 2,
                                             1996       1995       1994
                                           --------   --------   -------
                                        (In Thousands, Except Per Share Data)
Primary
  Average shares outstanding.............    4,192      4,023      3,812
  Net effect of dilutive stock options -
   based on the treasury stock method
   using average market price............      ---        ---        101
  Total..................................    4,192      4,023      3,913
                                            ======     ======     ======
  Net earnings (loss)....................  $(3,365)   $  (720)   $ 3,453
                                            ======     ======     ======
  Per share amount.......................  $  (.80)   $  (.18)   $   .88
                                            ======     ======     ======
Fully diluted
  Average shares outstanding.............    4,192      4,023      3,812
  Net effect of dilutive stock options-
   based on the treasury stock method
   using the greater of average market
   price or year end market price........      ---        ---        241
                                            ------     ------     ------
  Total..................................    4,192      4,023      4,053
                                            ======     ======     ======
  Net earnings (loss)....................  $(3,365)   $  (720)   $ 3,453
                                            ======     ======     ======
  Per share amount.......................  $  (.80)   $  (.18)   $   .85
                                            ======     ======     ======
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